CALCULATION OF FILING FEE TABLE
424(b)(3)
(Form Type)
The Dow Chemical Company
(Exact name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Calculation Fee or Forward Carry Rule	Amount Registered	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Debt	5.100% InterNotes® Due August 15, 2031	457(r)	$2,684,000	100%	$2,684,000	0.0001381	$370.66
Fees to be Paid	Debt	5.750% InterNotes® Due August 15, 2036	457(r)	$939,000	100%	$939,000	0.0001381	$129.68
Fees to be Paid	Debt	6.450% InterNotes® Due August 15, 2056	457(r)	$891,000	100%	$891,000	0.0001381	$123.05
		Total Offering Amount				$4,514,000.00
		Net Fee Due						$623.39
Filed under 424(b)(3), Registration Statement No. 333-288028-01
Pricing Supplement No.30 - Dated Monday, August 17, 2026 (To: Prospectus Dated June 13, 2025, and Prospectus Supplement Dated July 25, 2025)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
26054MLY5	$2,684,000.00	100%	1.250%	$2,650,450.00	5.100%	Semi-Annual	8/15/2031	02/15/2027	$24.79	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100.00% on 02/15/2027 and any time thereafter.
Joint Lead Managers and Lead Agents: InspereX LLC Agents: Citigroup, Wells Fargo Advisors
This tranche of The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole or in part, on the interest payment date occurring on 02/15/2027 and any time thereafter at a redemption price equal to 100% of the principal amount of such The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon not less than 15 nor more than 60 days prior notice to the noteholder and the trustee, as described in the prospectus.
Notes will be sold at the selling price specified in this pricing supplement. The Purchasing Agent shall purchase notes from The Dow Chemical Company at the selling price less the applicable gross concession specified in this pricing supplement. The Purchasing Agent may resell the notes it purchases to the agents and selected dealers at the selling price less a concession that, at the discretion of the Purchasing Agent, may be less than or equal to the gross concession received by the Purchasing Agent. Notes purchased by the agents and selected dealers on behalf of level-fee investment advisory accounts may be sold to such accounts at the selling price less the applicable concession, and such agents and selected dealers shall not retain, as compensation, any portion of such concession applicable to such selling agents and dealers. In that instance, the Purchasing Agent may retain the portion of the gross concession applicable to the Purchasing Agent.

26054MLZ2	$939,000.00	100%	1.800%	$922,098.00	5.750%	Semi-Annual	8/15/2036	02/15/2027	$27.95	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100.00% on 02/15/2027 and any time thereafter.
Joint Lead Managers and Lead Agents: InspereX LLC    Agents: Citigroup, Wells Fargo Advisors
This tranche of The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole or in part, on the interest payment date occurring on 02/15/2027 and any time thereafter at a redemption price equal to 100% of the principal amount of such The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon not less than 15 nor more than 60 days prior notice to the noteholder and the trustee, as described in the prospectus.
Notes will be sold at the selling price specified in this pricing supplement. The Purchasing Agent shall purchase notes from The Dow Chemical Company at the selling price less the applicable gross concession specified in this pricing supplement. The Purchasing Agent may resell the notes it purchases to the agents and selected dealers at the selling price less a concession that, at the discretion of the Purchasing Agent, may be less than or equal to the gross concession received by the Purchasing Agent. Notes purchased by the agents and selected dealers on behalf of level-fee investment advisory accounts may be sold to such accounts at the selling price less the applicable concession, and such agents and selected dealers shall not retain, as compensation, any portion of such concession applicable to such selling agents and dealers. In that instance, the Purchasing Agent may retain the portion of the gross concession applicable to the Purchasing Agent.

26054ML25	$891,000.00	100%	3.150%	$862,933.50	6.450%	Semi-Annual	8/15/2056	02/15/2027	$31.35	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100.00% on 02/15/2027 and any time thereafter.
Joint Lead Managers and Lead Agents: InspereX LLC    Agents: Citigroup, Wells Fargo Advisors
This tranche of The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole or in part, on the interest payment date occurring on 02/15/2027 and any time thereafter at a redemption price equal to 100% of the principal amount of such The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon not less than 15 nor more than 60 days prior notice to the noteholder and the trustee, as described in the prospectus.
Notes will be sold at the selling price specified in this pricing supplement. The Purchasing Agent shall purchase notes from The Dow Chemical Company at the selling price less the applicable gross concession specified in this pricing supplement. The Purchasing Agent may resell the notes it purchases to the agents and selected dealers at the selling price less a concession that, at the discretion of the Purchasing Agent, may be less than or equal to the gross concession received by the Purchasing Agent. Notes purchased by the agents and selected dealers on behalf of level-fee investment advisory accounts may be sold to such accounts at the selling price less the applicable concession, and such agents and selected dealers shall not retain, as compensation, any portion of such concession applicable to such selling agents and dealers. In that instance, the Purchasing Agent may retain the portion of the gross concession applicable to the Purchasing Agent.

	Trade Date: Monday, August 17, 2026 @ 12:00 PM ET	The Dow Chemical Company InterNotes
Settle Date: Thursday, August 20, 2026*
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
The Dow Chemical Company 2211 H.H. Dow Way Midland, Michigan 48674	DTC Number 0235 via RBC Dain Rauscher Inc
If the maturity date or an interest payment date for any note is not a business day (as such term is defined in prospectus), principal and premium, if any, and interest for that note is paid on the next business day, and no further such interest will accrue from, and including, the maturity date or such interest payment date.

*It is expected that delivery of the notes will be made against payment therefor on or about August 20, 2026, which is the third business day following the trade date (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the business day before delivery will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes prior to the business day before delivery should consult their own advisors.

Capitalized terms used in this pricing supplement that are defined in the InterNotes prospectus supplement (the “Prospectus Supplement”) shall have the meanings assigned to them in the Prospectus Supplement unless otherwise defined herein.

Legal Matters:
In the opinion of Shandell S. Massey, Senior Managing Counsel and Director, Office of the Corporate Secretary, of The Dow Chemical Company (the "Company"), the notes offered by this pricing supplement have been duly authorized, and when executed and issued by the Company, authenticated by the Trustee pursuant to the Indenture, and delivered against payment as contemplated herein, such notes will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture (subject to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity). This opinion is given as of the date hereof and is limited to the law of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to the same assumptions and qualifications stated in the letter of such counsel dated July 25, 2025, filed in the Company’s Current Report on Form 8- K dated July 25, 2025 and incorporated by reference as Exhibit 5.2 to the Company’s registration statement on Form S-3 ASR (File No. 333-288028-01).
InterNotes® is a registered trademark of InspereX Holdings LLC. All Rights Reserved.